FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
August 4, 2006	CLIENT/MATTER NUMBER 031613-0169

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin 53718-2132

Ladies and Gentlemen:

        We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,000,000 shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), and the related Common Share Purchase Rights (the “Rights”) which may be issued pursuant to the Alliant Energy Corporation Amended and Restated 2002 Equity Incentive Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Wells Fargo Bank Minnesota, N.A., successor (the “Rights Agreement”).

        In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation and the By-laws of the Company, each as amended to date; (d) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock and Rights thereunder; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based on the foregoing, we are of the opinion that:

        1.     The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

Alliant Energy Corporation
August 4, 2006

        2.     The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP